Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Completes Private Placement of Senior Notes
HOUSTON, March 26, 2009 – Natural Resource Partners L.P. (NYSE:NRP) today announced that its wholly owned operating subsidiary NRP (Operating) LLC has completed a private placement of $200 million of senior unsecured notes. Proceeds from the senior notes were used to eliminate all borrowings outstanding under the revolving credit facility and the balance will be used to fund the remaining balance of the Macoupin acquisition.
Two tranches of amortizing senior notes were issued: $150 million that will bear interest at 8.38%; and $50 million that will bear interest at 8.92%. Both tranches of the notes have semi-annual interest payments. Principal is payable on the $150 million notes in equal annual installments commencing March 2013 with a final maturity March 2019. Principal is payable on the $50 million tranche in equal annual installments beginning March 2014 with a final maturity March 2024.
“We are pleased with the successful private placement of the senior notes in this market,” said Dwight L. Dunlap, Chief Financial Officer. “This financing now gives us the full $300 million available under our credit facility, which will allow us the flexibility to take advantage of opportunities that may arise in today’s economic environment.”
BB&T Capital Markets and SPP Capital Partners, LLC served as the Placement Agents on the private placement of the senior notes.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in West Virginia and Washington.

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For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
09-05
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